Exhibit 16

April 5, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-0213

Ladies/Gentlemen:

Squar, Milner, Peterson, Miranda & Williamson, LLP (the “Firm,” or “we”), has read the Form 8-K dated April 1, 2010 that is expected to be filed by Helix Wind, Corp. (the “Company”) on or about April 6, 2010 regarding their recent change in certifying accountant; such filing is hereinafter referred to as “the Form 8-K.”

Except as explained below, we agree with the Company’s statements in the Form 8-K.

We have no basis to agree or disagree with the statement that the Company’s Board of Directors approved (a) the decision to dismiss the Firm as the Company’s independent registered public accounting firm, or (b) the engagement of Anton & Chia, LLP (“Anton & Chia”), as the Company’s new independent registered public accounting firm. In addition, except as to the last sentence in Item 4.01 of the Form 8-K, we have no basis to agree or disagree with the statements relating to the Company’s contact (if any) with Anton & Chia during the January 1, 2008 - March 31, 2010 period.

SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP